EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact: Anne H. Lloyd
Executive Vice President, Chief
Financial Officer and Treasurer
(919) 783-4660
www.martinmarietta.com

MARTIN MARIETTA MATERIALS, INC. ANNOUNCES SECOND QUARTER RESULTS

Heritage Aggregates Pricing Up 2.6%;

Specialty Products Posts Record Quarterly Net Sales and Earnings from Operations

RALEIGH, North Carolina (August 2, 2011) – Martin Marietta Materials, Inc. (NYSE:MLM) today announced results for the second quarter and six months ended June 30, 2011.

Ward Nye, President and CEO of Martin Marietta Materials, stated, “Despite a continuing difficult operating environment, I am pleased by our Company’s performance. That we were able to increase prices and control costs is a credit to our operating teams and our disciplined approach to managing our business. Specifically, in the quarter, aggregates pricing momentum continued with a 2.6% increase in the average selling price of our heritage aggregates product line. The quarter was, unfortunately, challenged by erratic weather as well as reduced spending on infrastructure projects. Therefore, as has been the case in the recent past, volumes were significantly lower, and that had an attendant negative effect on our operating profits. Our Specialty Products business continued its exceptional performance and established new quarterly records for both net sales and earnings from operations.”

NOTABLE ITEMS (ALL COMPARISONS, UNLESS NOTED, ARE WITH THE PRIOR-YEAR QUARTER)

•	Earnings per diluted share of $0.78 compared with $1.18
•	Consolidated net sales of $426.7 million compared with $442.8 million
•	Heritage aggregates product line pricing up 2.6%
•	Heritage aggregates product line volume down 9.3%
•	Heritage aggregates product line direct production costs down 2.5%, despite a 13% increase in energy costs
•

Specialty Products record quarterly net sales of $49.6 million and earnings from operations of $19.3 million with a 380-basis-point improvement in operating margin (excluding freight and delivery revenues)

•	Consolidated selling, general and administrative expenses down $1.9 million, or 20 basis points as a percentage of net sales
•	Consolidated earnings from operations of $63.0 million compared with $90.7 million
•	Acquired an aggregates, asphalt and ready mixed concrete business in San Antonio

MANAGEMENT COMMENTARY (ALL COMPARISONS, UNLESS NOTED, ARE WITH THE PRIOR-YEAR QUARTER)

Nye continued, “Our aggregates shipments were hindered by an overall slowing of United States construction activity during the first half of 2011, as well as severe weather patterns, which, of course, is a noncontrollable and significant variable. For example, in our second-quarter results, several Midwest states, including Iowa, Indiana and Ohio, recorded the wettest April in more than a century. These record levels of rainfall led to the

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MLM Announces Second Quarter 2011 Results

August 2, 2011

flooding of the Mississippi River in April and May, restricting production and shipments in several of our southeastern operations. This extreme weather contributed to the 9% decline in heritage aggregates shipments for the quarter.

“Shipments to the infrastructure end-use market, accounting for more than half of our Aggregates business, were down 11% for the quarter. In addition to weather disruptions, the lack of a long-term surface transportation bill and the winding down of the American Recovery and Reinvestment Act (“ARRA”), or Stimulus, projects in certain states continue to negatively affect investment in transportation construction. While the investment for the nation as a whole has declined, year-to-date contract lettings in certain states, including Florida, Iowa and Texas, have increased over the first half of 2010.

“Although we continue to expect strong volumes to the energy sector for the full year, shipments to this industry declined from the prior-year quarter, which led to an overall 9% reduction in nonresidential shipments. Our ChemRock/Rail end-use market declined 3% and our residential end-use market decreased 6%.

“Supported by the volume stability achieved in 2010, average selling prices for the aggregates product line grew in each of our reportable groups, led by a 6.8% increase for the Southeast Group. More importantly, average selling price increased in nearly all of our geographic markets despite volume declines. We continue to believe pricing increases are sustainable for the remainder of the year.

“Our Specialty Products business enjoyed strong demand in both the chemicals and dolomitic lime product lines and established new quarterly records for net sales and earnings from operations. Net sales of $49.6 million increased 3.6% over the prior-year quarter. Earnings from operations of $19.3 million reflect management’s continued focus on cost control and represents a 380-basis-point improvement in the business’ operating margin over the prior-year quarter.

“We continue to see the benefit of cost-savings initiatives and prudent capital investment. Direct production costs in our heritage aggregates product line were down 2.5%, despite a 13% increase in noncontrollable energy costs. Diesel fuel remains the single largest component of our energy costs. For the quarter, our diesel costs averaged $3.08 per gallon compared with $2.12 in the prior-year quarter. The increase in diesel expense for the quarter lowered earnings per diluted share by $0.06. Cost decreases in repairs, contract services and depreciation more than offset the increase in energy in our heritage operations. However, our consolidated cost of sales increased 1.6% due to higher raw material costs for liquid asphalt and an increase in embedded freight costs.

“We reduced our consolidated selling, general and administrative expenses $1.9 million, or 20 basis points as a percentage of net sales, due to lower pension costs and stock-based compensation expense. Consolidated other operating income and expenses, net, was an expense of $1.8 million in 2011 compared with income of $6.6 million in 2010. The 2010 amount includes a $5 million gain from the reversal of an excess reserve related to the settlement of legal proceedings in our West Group. Interest expense declined $3.1 million due to a higher mix of variable-rate debt, which currently bears a lower interest rate than our fixed-rate debt.

LIQUIDITY AND CAPITAL RESOURCES

“Among our stated strategic aims is to identify geographic areas with long-term, attractive demographics and to deploy our capital when we can establish or maintain leading market positions in a business that we understand and operate exceptionally well. In complete alignment with that strategy, during the second quarter, we acquired a business consisting of six aggregate facilities, as well as several asphalt and ready mixed concrete operations in western San Antonio. This transaction provides over 200 million tons of high-quality limestone reserves and complements our existing integrated presence in this high-growth market.

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MLM Announces Second Quarter 2011 Results

August 2, 2011

Over the past five years, San Antonio’s population and economic growth have consistently outperformed comparable national results with population growth of 13%.

“In addition, during the six months ended June 30, 2011, we invested $58.7 million of capital in organic growth projects. In particular, we initiated construction of a $53 million dolomitic lime kiln in Woodville, Ohio in our Specialty Products business. This project is expected to be substantially completed by the end of 2012. We also opened an aggregates sales yard near Tampa, Florida, adding to our rail-distribution network and serving the Tampa and Lakeland, Florida, markets.

“Cash from operating activities for the six months ended June 30, 2011, was $56.7 million compared with $86.3 million for 2010. The decrease was primarily due to lower net earnings and a slight build in inventories in 2011 compared with a $12.9 million inventory reduction in 2010. Our days sales outstanding was 44 days, essentially flat with 2010.

“On April 1, 2011, we repaid the maturity of $242 million of Notes using borrowings under our term loan facility and our accounts receivable credit facility. At June 30, 2011, our ratio of consolidated debt to consolidated EBITDA, as defined, for the trailing twelve-months was 3.09 times, in compliance with the limit of 3.5 times. During the second quarter, Standard & Poor’s reaffirmed our credit rating and upgraded the outlook on our long-term rating from negative to stable.

2011 OUTLOOK

“A variety of factors outside of our direct control will continue to affect our performance. One consideration will be the rate at which states spend available Stimulus funds for infrastructure projects, which is often dependent on federal funding. In addition, Congress has previously approved a continuing resolution that extends the Safe, Accountable, Flexible and Efficient Transportation Equity Act – A Legacy for Users (SAFETEA-LU) through September 30, 2011, and recent discussions in Washington have led to a re-prioritization of Federal funds. Thus, while there is bipartisan Congressional agreement that infrastructure is a key and essential governmental priority, there is heightened sensitivity with respect to all government spending due to the national deficit.

“Another factor complicating our outlook is the pace of residential construction activity. Although national forecasts earlier in the year predicted stabilization and improvements in the overall housing market, the United States Census reported the seasonally adjusted value of residential construction put in place declined 6.9% during the first five months of 2011. Economists are now divided over the timing of recovery in residential construction; however, we continue to believe that when recovery in this sector begins, we can expect a notable volume impact.

“Given this uncertainty, our 2011 outlook assumes there will be additional continuing resolutions to maintain current federal funding levels, but the magnitude of the levels is uncertain. We also expect states spending on infrastructure should remain relatively constant and at least 25% of ARRA infrastructure funds will be spent this year. However, the uncertainty created by the lack of a long-term highway bill is affecting the nature and timing of projects with a shift towards maintenance projects that tend to be shorter in duration. This shift in project mix, coupled with the uncertainty in long-term funding, creates the possibility that we may not recover first-half shipments delayed due to weather during the remainder of the year. We expect our infrastructure end-use market to be down in the mid-single digit range. We anticipate a modest volume recovery in the commercial component of our nonresidential end-use market. Considering the notable aggregates shipments to the energy sector in 2010 and the impact weather has had on these projects through the first half of 2011, we expect the rate of growth in the heavy industrial component of our nonresidential end-use market to moderate in 2011. Natural gas prices, the timing of lease commitments for oil and natural gas companies and stable weather are significant factors for energy-sector activity in the second half of 2011.

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MLM Announces Second Quarter 2011 Results

August 2, 2011

Overall, we expect nonresidential end-use shipments in 2011 to be flat to slightly up. We expect the rate of improvement in the residential end-use market to increase over 2010. Finally, our ChemRock/Rail shipments should be stable compared with 2010 shipments. Cumulatively, we expect aggregates volume for the full year to range from flat to a decrease of 3%.

“Rising energy costs have provided an impetus for certain mid-year price increases. For the full year, we expect an increase in aggregates pricing ranging from 2% to 4%. However, such increases may not be uniform throughout our enterprise.

“Aggregates production cost per ton in 2011 is expected to range from flat to a slight decrease compared with 2010, despite rising energy costs. The Specialty Products segment should contribute $54 million to $56 million in pretax earnings for 2011, as economic recovery drives industrial demand for magnesia-based chemicals products and continued demand for environmental applications is driven by the United States’ focus on green technology and innovation.

“Offsetting those factors over which we have little control are those items where we can and do control our own destiny: selling, general and administrative expenses should be lower in 2011, primarily due to reduced pension expense. Interest expense should be approximately $60 million in 2011, or $8 million less than 2010, resulting from our refinancing of $242 million of our 6.875% Senior Notes with variable-rate borrowings under our outstanding credit facilities. Our effective tax rate is expected to be 26%. Capital expenditures are now forecast at $155 million for 2011, including the first $25 million of the $53 million Specialty Products project and nearly $50 million for selective high-quality growth projects.

“Taken as a whole, we continue to feel good about our business and how we are managing it. We remain focused on creating shareholder value and on operating as a best-in-class company in terms of our assets, performance and people.”

RISKS TO OUTLOOK

The 2011 estimated outlook includes management’s assessment of the likelihood of certain risk factors that will affect performance. The most significant risk to 2011 performance will be, as previously noted, the United States economy and its impact on construction activity.

Other risks related to the Corporation’s future performance include, but are not limited to: both price and volume and include a recurrence of widespread decline in aggregates pricing; the discontinuance of the federal gasoline tax or other revenue related to infrastructure construction; a greater-than-expected decline in infrastructure construction as a result of continued delays in traditional federal, ARRA, state and/or local infrastructure projects and continued lack of clarity regarding the timing and amount of the federal highway bill; a decline in nonresidential construction; a slowdown in the residential construction recovery; or some combination thereof. Further, increased highway construction funding pressures resulting from either federal or state issues can affect profitability. Currently, nearly all states have general fund budget pressures driven by lower tax revenues. If these pressures negatively affect transportation budgets more than in the past, construction spending could be reduced. North Carolina and Texas are among the states experiencing these fiscal pressures, although recent statistics indicate that tax revenues are increasing; these states disproportionately affect our revenue and profitability.

The Corporation’s principal business serves customers in construction aggregates-related markets. This concentration could increase the risk of potential losses on customer receivables; however, payment bonds normally posted on public projects, together with lien rights on private projects, help to mitigate the risk of uncollectible receivables. The level of aggregates demand in the Corporation’s end-use markets, production levels and the management of production costs will affect the operating leverage of the Aggregates business

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MLM Announces Second Quarter 2011 Results

August 2, 2011

and, therefore, profitability. Production costs in the Aggregates business are also sensitive to energy prices, both directly and indirectly. Diesel and other fuels change production costs directly through consumption or indirectly in the increased cost of energy-related consumables, such as, steel, explosives, tires and conveyor belts. Fluctuating diesel pricing also affects transportation costs, primarily through fuel surcharges in the Corporation’s long-haul distribution network.

Transportation in the Corporation’s long-haul network, particularly barge availability on the Mississippi River system as well as rail cars and locomotive power to move trains, affects the Corporation’s ability to efficiently transport material into certain markets, most notably Texas, Florida and the Gulf Coast. The Aggregates business is also subject to weather-related risks that can significantly affect production schedules and profitability. Hurricane activity in the Atlantic Ocean and Gulf Coast generally is most active during the third and fourth quarters. The first and fourth quarters are most adversely affected by winter weather.

Risks to the 2011 outlook include shipment declines as a result of economic events beyond the Corporation’s control. In addition to the impact on nonresidential and residential construction, the Corporation is exposed to risk in its estimated outlook from credit markets and the availability of and interest cost related to its debt.

CONSOLIDATED FINANCIAL HIGHLIGHTS

Net sales for the quarter were $426.7 million, a 3.6% decrease versus the $442.8 million recorded in the second quarter of 2010. Earnings from operations for the second quarter of 2011 were $63.0 million compared with $90.7 million in 2010. Net earnings attributable to Martin Marietta Materials were $35.8 million, or $0.78 per diluted share, versus 2010 second-quarter net earnings attributable to Martin Marietta Materials of $54.4 million, or $1.18 per diluted share.

Net sales for the first six months of 2011 were $733.0 million compared with $738.3 million for the year-earlier period. Year-to-date earnings from operations were $56.9 million versus $77.8 million in 2010. For the six-month period ended June 30, 2011, net earnings attributable to Martin Marietta Materials were $18.4 million, or $0.39 per diluted share, compared with net earnings attributable to Martin Marietta Materials of $30.2 million, or $0.65 per diluted share, in the first six months of 2010.

BUSINESS FINANCIAL HIGHLIGHTS

Net sales for the Aggregates business during the second quarter of 2011 were $377.1 million compared with 2010 second-quarter sales of $394.9 million. Aggregates pricing at heritage locations was up 2.6%, while volume decreased 9.3%. Earnings from operations for the quarter were $47.1 million in 2011 versus $80.0 million in the year-earlier period. Year-to-date 2011 net sales for the Aggregates business were $634.2 million versus $648.7 million in 2010. Earnings from operations on a year-to-date basis were $30.6 million in 2011 compared with $60.7 million in 2010. For the six-month period ended June 30, 2011, heritage aggregates pricing increased 1.8%, while volume decreased 6.2%.

Specialty Products’ second-quarter net sales of $49.6 million increased 3.6% from prior-year net sales of $47.9 million. Earnings from operations for the second quarter were $19.3 million compared with $16.8 million in the year-earlier period. For the first six months of 2011, net sales were $98.8 million and earnings from operations were $34.4 million compared with net sales of $89.6 million and earnings from operations of $28.0 million for the first six months of 2010.

CONFERENCE CALL INFORMATION

The Company will host an online web simulcast of its second quarter 2011 earnings conference call later today (August 2, 2011). The live broadcast of the Martin Marietta Materials, Inc. conference call will begin at 2 p.m. Eastern Time today. An online replay will be available approximately two hours following the conclusion of the live broadcast. A link to these events will be available at the Corporation’s website.

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MLM Announces Second Quarter 2011 Results

August 2, 2011

For those investors without online web access, the conference call may also be accessed by calling (970) 315-0423, confirmation number 84273355.

Martin Marietta Materials, Inc. is the nation’s second largest producer of construction aggregates and a producer of magnesia-based chemicals and dolomitic lime. For more information about Martin Marietta Materials, Inc., refer to the Corporation’s website at www.martinmarietta.com.

If you are interested in Martin Marietta Materials, Inc. stock, management recommends that, at a minimum, you read the Corporation’s current annual report and Forms 10-K, 10-Q and 8-K reports to the SEC over the past year. The Corporation’s recent proxy statement for the annual meeting of shareholders also contains important information. These and other materials that have been filed with the SEC are accessible through the Corporation’s website at www.martinmarietta.com and are also available at the SEC’s website at www.sec.gov. You may also write or call the Corporation’s Corporate Secretary, who will provide copies of such reports.

Investors are cautioned that all statements in this press release that relate to the future involve risks and uncertainties, and are based on assumptions that the Corporation believes in good faith are reasonable but which may be materially different from actual results. Forward-looking statements give the investor our expectations or forecasts of future events. You can identify these statements by the fact that they do not relate only historical or current facts. They may use words such as “anticipate,” “expect,” “should be,” “believe,” and other words of similar meaning in connection with future events or future operating or financial performance. Any or all of our forward-looking statements here and in other publications may turn out to be wrong.

Factors that the Corporation currently believes could cause actual results to differ materially from the forward-looking statements in this press release include, but are not limited to, the performance of the United States economy; widespread decline in aggregates pricing; the discontinuance of the federal gasoline tax or other revenue related to infrastructure construction; the level and timing of federal and state transportation funding, including federal stimulus projects and most particularly in North Carolina, one of the Corporation’s largest and most profitable states, and Texas, Georgia, Iowa and Louisiana, which when coupled with North Carolina, represented 55% of 2010 net sales of the Aggregates business; the ability of states and/or other entities to finance approved projects either with tax revenues or alternative financing structures; levels of construction spending in the markets the Corporation serves; the severity of a continued decline in the commercial component of the nonresidential construction market, notably office and retail space; a slowdown in residential construction recovery; unfavorable weather conditions, particularly Atlantic Ocean hurricane activity, the late start to spring or the early onset of winter and the impact of a drought or excessive rainfall in the markets served by the Corporation; the volatility of fuel costs, particularly diesel fuel, and the impact on the cost of other consumables, namely steel, explosives, tires and conveyor belts; continued increases in the cost of other repair and supply parts; transportation availability, notably barge availability on the Mississippi River system and the availability of railcars and locomotive power to move trains to supply the Corporation’s Texas, Florida and Gulf Coast markets; increased transportation costs, including increases from higher passed-through energy and other costs to comply with tightening regulations as well as higher volumes of rail and water shipments; availability and cost of construction equipment in the United States; weakening in the steel industry markets served by the Corporation’s dolomitic lime products; inflation and its effect on both production and interest costs; ability to successfully integrate acquisitions quickly and in a cost-effective manner and achieve anticipated profitability to maintain compliance with the Corporation’s leverage ratio debt covenant; changes in tax laws, the interpretation of such laws and/or administrative practices that would increase the Corporation’s tax rate; violation of the debt covenant if price and/or volumes return to previous levels of instability; downward pressure on the Corporation’s common stock price and its impact on goodwill impairment evaluations; and other risk factors listed from time to time found in the Corporation’s filings with the Securities and Exchange Commission. Other factors besides those listed here may also adversely affect the Corporation, and may be material to the Corporation. The Corporation assumes no obligation to update any such forward-looking statements.

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MLM Announces Second Quarter 2011 Results

August 2, 2011

MARTIN MARIETTA MATERIALS, INC.

Unaudited Statements of Earnings

(In millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Net sales	$426.7	$442.8	$733.0	$738.3
Freight and delivery revenues	66.3	61.8	116.5	107.2

Total revenues	493.0	504.6	849.5	845.5

Cost of sales	330.2	325.1	615.4	601.0
Freight and delivery costs	66.3	61.8	116.5	107.2

Total cost of revenues	396.5	386.9	731.9	708.2

Gross profit	96.5	117.7	117.6	137.3

Selling, general and administrative expenses	31.7	33.6	60.9	67.1
Other operating (income) and expenses, net	1.8	(6.6)	(0.2)	(7.6)

Earnings from operations	63.0	90.7	56.9	77.8

Interest expense	13.7	16.8	31.9	34.4
Other nonoperating expenses, net	0.3	1.4	0.1	0.8

Earnings from continuing operations before taxes on income	49.0	72.5	24.9	42.6
Income tax expense	13.1	17.5	6.7	12.5

Earnings from continuing operations	35.9	55.0	18.2	30.1

Gain on discontinued operations, net of related tax expense of $0.0, $0.0, $0.0 and $0.1, respectively	—	—	—	0.1

Consolidated net earnings	35.9	55.0	18.2	30.2
Less: Net earnings (loss) attributable to noncontrolling interests	0.1	0.6	(0.2)	—

Net earnings attributable to Martin Marietta Materials, Inc.	$35.8	$54.4	$18.4	$30.2

Net earnings per common share:
Basic from continuing operations attributable to common shareholders	$0.78	$1.18	$0.40	$0.66
Discontinued operations attributable to common shareholders	—	—	—	—

	$0.78	$1.18	$0.40	$0.66

Diluted from continuing operations attributable to common shareholders	$0.78	$1.18	$0.39	$0.65
Discontinued operations attributable to common shareholders	—	—	—	—

	$0.78	$1.18	$0.39	$0.65

Dividends per common share	$0.40	$0.40	$0.80	$0.80

Average number of common shares outstanding:
Basic	45.6	45.5	45.6	45.4

Diluted	45.8	45.7	45.8	45.6

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MLM Announces Second Quarter 2011 Results

August 2, 2011

MARTIN MARIETTA MATERIALS, INC.

Unaudited Financial Highlights

(In millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Net sales:
Aggregates Business:
Mideast Group	$124.3	$131.6	$209.7	$214.9
Southeast Group	82.0	92.1	148.0	160.2
West Group	170.8	171.2	276.5	273.6

Total Aggregates Business	377.1	394.9	634.2	648.7
Specialty Products	49.6	47.9	98.8	89.6

Total	$426.7	$442.8	$733.0	$738.3

Gross profit (loss):
Aggregates Business:
Mideast Group	$37.9	$47.6	$51.1	$59.5
Southeast Group	0.2	14.2	(4.8)	11.3
West Group	36.1	37.5	33.7	34.5

Total Aggregates Business	74.2	99.3	80.0	105.3
Specialty Products	21.4	19.6	39.0	33.6
Corporate	0.9	(1.2)	(1.4)	(1.6)

Total	$96.5	$117.7	$117.6	$137.3

Selling, general and administrative expenses:
Aggregates Business:
Mideast Group	$10.6	$10.4	$21.0	$20.8
Southeast Group	6.2	6.3	12.4	12.7
West Group	10.7	10.5	21.3	21.2

Total Aggregates Business	27.5	27.2	54.7	54.7
Specialty Products	2.2	2.7	4.7	5.6
Corporate	2.0	3.7	1.5	6.8

Total	$31.7	$33.6	$60.9	$67.1

Earnings (Loss) from operations:
Aggregates Business:
Mideast Group	$27.9	$39.5	$33.6	$41.6
Southeast Group	(7.3)	7.5	(17.1)	(1.6)
West Group	26.5	33.0	14.1	20.7

Total Aggregates Business	47.1	80.0	30.6	60.7
Specialty Products	19.3	16.8	34.4	28.0
Corporate	(3.4)	(6.1)	(8.1)	(10.9)

Total	$63.0	$90.7	$56.9	$77.8

Depreciation	$41.5	$43.4	$83.5	$86.9
Depletion	0.9	1.4	1.4	2.0
Amortization	0.8	0.7	1.6	1.6

	$43.2	$45.5	$86.5	$90.5

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MLM Announces Second Quarter 2011 Results

August 2, 2011

MARTIN MARIETTA MATERIALS, INC.

Balance Sheet Data

(In millions)

	June 30, 2011	December 31, 2010	June 30, 2010
	(Unaudited)	(Audited)	(Unaudited)
ASSETS
Cash and cash equivalents	$26.1	$70.3	$32.1
Accounts receivable, net	269.4	183.4	257.8
Inventories, net	336.4	331.9	319.8
Other current assets	113.7	110.6	98.8
Property, plant and equipment, net	1,697.8	1,687.8	1,694.4
Intangible assets, net	657.4	644.1	642.5
Other noncurrent assets	48.1	46.6	51.0

Total assets	$3,148.9	$3,074.7	$3,096.4

LIABILITIES AND EQUITY
Current maturities of long-term debt and short-term facilities	$107.0	$248.7	$244.1
Other current liabilities	155.9	136.8	170.5
Long-term debt (excluding current maturities)	979.0	782.0	811.9
Other noncurrent liabilities	456.4	438.9	453.1
Total equity	1,450.6	1,468.3	1,416.8

Total liabilities and equity	$3,148.9	$3,074.7	$3,096.4

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MLM Announces Second Quarter 2011 Results

August 2, 2011

MARTIN MARIETTA MATERIALS, INC.

Unaudited Statements of Cash Flows

(In millions)

	Six Months Ended June 30,
	2011	2010
Operating activities:
Consolidated net earnings	$18.2	$30.2
Adjustments to reconcile consolidated net earnings to net cash provided by operating activities:
Depreciation, depletion and amortization	86.5	90.5
Stock-based compensation expense	6.4	8.4
Excess tax benefits from stock-based compensation transactions	—	(1.5)
Gains on divestitures and sales of assets	(3.4)	(4.0)
Deferred income taxes	9.2	4.8
Other items, net	1.0	1.0
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Accounts receivable, net	(87.6)	(94.9)
Inventories, net	(3.1)	12.9
Accounts payable	25.1	25.8
Other assets and liabilities, net	4.4	13.1

Net cash provided by operating activities	56.7	86.3

Investing activities:
Additions to property, plant and equipment	(58.7)	(68.6)
Acquisitions, net	(49.9)	(28.1)
Proceeds from divestitures and sales of assets	5.2	3.9

Net cash used for investing activities	(103.4)	(92.8)

Financing activities:
Borrowings of long-term debt	460.0	125.0
Repayments of long-term debt and payments on capital lease obligations	(405.0)	(318.9)
Change in bank overdraft	(2.1)	1.7
Dividends paid	(36.8)	(36.8)
Debt issue costs	(3.3)	(0.1)
Issuances of common stock	1.1	2.6
Excess tax benefits from stock-based compensation transactions	—	1.5
Purchase of subsidiary shares from noncontrolling interest	(10.4)	—
Distributions to owners of noncontrolling interests	(1.0)	—

Net cash provided by (used for) financing activities	2.5	(225.0)

Net decrease in cash and cash equivalents	(44.2)	(231.5)
Cash and cash equivalents, beginning of period	70.3	263.6

Cash and cash equivalents, end of period	$26.1	$32.1

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MLM Announces Second Quarter 2011 Results

August 2, 2011

MARTIN MARIETTA MATERIALS, INC.

Unaudited Operational Highlights

	Three Months Ended June 30, 2011		Six Months Ended June 30, 2011
	Volume	Pricing	Volume	Pricing
Volume/Pricing Variance (1)
Heritage Aggregates Product Line: (2)
Mideast Group	(8.1%)	1.2%	(5.0%)	1.2%
Southeast Group	(16.6%)	6.8%	(13.7%)	6.3%
West Group	(6.7%)	2.3%	(3.1%)	0.5%
Heritage Aggregates Operations	(9.3%)	2.6%	(6.2%)	1.8%
Aggregates Product Line (3)	(8.9%)	2.4%	(5.8%)	1.6%

	Three Months Ended June 30,		Six Months Ended June 30,
Shipments (tons in thousands)	2011	2010	2011	2010
Heritage Aggregates Product Line: (2)
Mideast Group	10,699	11,637	17,612	18,542
Southeast Group	6,853	8,219	12,381	14,341
West Group	16,398	17,582	27,149	28,028

Heritage Aggregates Operations	33,950	37,438	57,142	60,911
Acquisitions	155	—	229	—
Divestitures (4)	6	7	7	11

Aggregates Product Line (3)	34,111	37,445	57,378	60,922

(1)	Volume/pricing variances reflect the percentage increase (decrease) from the comparable period in the prior year.
(2)	Heritage Aggregates product line excludes volume and pricing data for acquisitions that have not been included in prior-year operations for the comparable period and divestitures.
(3)	Aggregates product line includes all acquisitions from the date of acquisition and divestitures through the date of disposal.
(4)	Divestitures include the tons related to divested aggregates product line operations up to the date of divestiture.

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MLM Announces Second Quarter 2011 Results

August 2, 2011

MARTIN MARIETTA MATERIALS, INC.

Non-GAAP Financial Measures

(Dollars in millions)

Gross margin as a percentage of net sales and operating margin as a percentage of net sales represent non-GAAP measures. The Corporation presents these ratios calculated based on net sales, as it is consistent with the basis by which management reviews the Corporation’s operating results. Further, management believes it is consistent with the basis by which investors analyze the Corporation’s operating results, given that freight and delivery revenues and costs represent pass-throughs and have no profit markup. Gross margin and operating margin calculated as percentages of total revenues represent the most directly comparable financial measures calculated in accordance with generally accepted accounting principles (“GAAP”). The following tables present the calculations of gross margin and operating margin for the three and six months ended June 30, 2011, and 2010, in accordance with GAAP and reconciliations of the ratios as percentages of total revenues to percentages of net sales:

Gross Margin in Accordance with Generally Accepted Accounting Principles	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Gross profit	$96.5	$117.7	$117.6	$137.3

Total revenues	$493.0	$504.6	$849.5	$845.5

Gross margin	19.6%	23.3%	13.8%	16.2%

	Three Months Ended June 30,		Six Months Ended June 30,
Gross Margin Excluding Freight and Delivery Revenues	2011	2010	2011	2010

Gross profit	$96.5	$117.7	$117.6	$137.3

Total revenues	$493.0	$504.6	$849.5	$845.5
Less: Freight and delivery revenues	(66.3)	(61.8)	(116.5)	(107.2)

Net sales	$426.7	$442.8	$733.0	$738.3

Gross margin excluding freight and delivery revenues	22.6%	26.6%	16.0%	18.6%

Operating Margin in Accordance with Generally Accepted Accounting Principles	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Earnings from operations	$63.0	$90.7	$56.9	$77.8

Total revenues	$493.0	$504.6	$849.5	$845.5

Operating margin	12.8%	18.0%	6.7%	9.2%

Operating Margin Excluding Freight and Delivery Revenues	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Earnings from operations	$63.0	$90.7	$56.9	$77.8

Total revenues	$493.0	$504.6	$849.5	$845.5
Less: Freight and delivery revenues	(66.3)	(61.8)	(116.5)	(107.2)

Net sales	$426.7	$442.8	$733.0	$738.3

Operating margin excluding freight and delivery revenues	14.8%	20.5%	7.8%	10.5%

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MLM Announces Second Quarter 2011 Results

August 2, 2011

MARTIN MARIETTA MATERIALS, INC.

Non-GAAP Financial Measures (continued)

(Dollars in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Earnings Before Interest, Income Taxes, Depreciation, Depletion and Amortization (EBITDA) (1)	$105.4	$133.8	$142.6	$166.8

(1)

EBITDA is a widely accepted financial indicator of a company’s ability to service and/or incur indebtedness. EBITDA is not defined by generally accepted accounting principles and, as such, should not be construed as an alternative to net earnings or operating cash flow. For further information on EBITDA, refer to the Corporation’s website at www.martinmarietta.com.

A reconciliation of Net Earnings Attributable to Martin Marietta Materials, Inc. to EBITDA is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Net Earnings Attributable to Martin Marietta Materials, Inc.	$35.8	$54.4	$18.4	$30.2
Add back:
Interest Expense	13.7	16.8	31.9	34.4
Income Tax Expense for Controlling Interests	13.1	17.5	6.7	12.6
Depreciation, Depletion and Amortization Expense	42.8	45.1	85.6	89.6

EBITDA	$105.4	$133.8	$142.6	$166.8

The ratio of Consolidated Debt-to-Consolidated EBITDA, as defined, for the trailing twelve months is a covenant under the Corporation’s revolving credit facility, term loan facility and accounts receivable securitization facility. Under the terms of these agreements, the Corporation’s ratio of Consolidated Debt-to-Consolidated EBITDA as defined, for the trailing twelve months can not exceed 3.5 times as of the end of any fiscal quarter, with certain exceptions related to qualifying acquisitions, as defined.

The following presents the calculation of Consolidated Debt-to-Consolidated EBITDA, as defined, for the trailing-twelve months at June 30, 2011. For supporting calculations, refer to Corporation’s website at www.martinmarietta.com.

Twelve-Month Period July 1, 2010 to June 30, 2011
Earnings from continuing operations attributable to Martin Marietta Materials, Inc.	$85.2
Add back:
Interest expense	65.9
Income tax expense	23.3
Depreciation, depletion and amortization expense	172.9
Stock-based compensation expense	12.6
Deduct:
Interest income	(0.9)

Consolidated EBITDA, as defined	$359.0

Consolidated Debt, including debt guaranteed by the Corporation, at June 30, 2011	$1,110.0
Less: Unrestricted cash and cash equivalents in excess of $50 at June 30, 2011	—

Consolidated Net Debt, as defined, at June 30, 2011	$1,110.0

Consolidated Debt-to-Consolidated EBITDA, as defined, at June 30, 2011 for the trailing twelve-month EBITDA	3.09 x

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